                            EXHIBIT 12 TO FORM 10-K

                        UNITED MISSOURI BANCSHARES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                             YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------
                                               1993        1992        1991        1990        1989
                                             --------    --------    --------    --------    --------
                                                              (DOLLARS IN THOUSANDS)
Income before income taxes and change in
  accounting principle....................   $ 61,249    $ 55,115    $ 53,395    $ 48,336    $ 48,010
Add
  Portion of rents representative of the
     interest factor......................        977         807         715         689         635
  Interest on indebtedness other than
     deposits.............................     20,591      20,763      29,540      28,636      25,531
  Amortization of debt expense............         51          --          --          --          --
                                             --------    --------    --------    --------    --------
Income as adjusted excluding interest on
  deposits................................   $ 82,868    $ 76,685    $ 83,650    $ 77,661    $ 74,176
Add interest on deposits..................     99,127     103,023     142,137     168,171     159,142
                                             --------    --------    --------    --------    --------
Income as adjusted including interest on
  deposits................................   $181,995    $179,708    $225,787    $245,832    $233,318
                                             --------    --------    --------    --------    --------
                                             --------    --------    --------    --------    --------
Fixed charges:
  Interest on indebtedness other than
     deposits.............................   $ 20,591    $ 20,763    $ 29,540    $ 28,636    $ 25,531
  Portion of rents representative of the
     interest factor......................        977         807         715         689         635
  Amortization of debt expense............         51          --          --          --          --
                                             --------    --------    --------    --------    --------
Fixed charges excluding interest on
  deposits................................   $ 21,619    $ 21,570    $ 30,255    $ 29,325    $ 26,166
Interest on deposits......................     99,127     103,023     142,137     168,171     159,142
                                             --------    --------    --------    --------    --------
Fixed charges including interest on
  deposits................................   $120,746    $124,593    $172,392    $197,496    $185,308
                                             --------    --------    --------    --------    --------
                                             --------    --------    --------    --------    --------
Ratio of earnings to fixed charges
  Excluding interest on deposits..........       3.83        3.56        2.76        2.65        2.83
                                                 ----        ----        ----        ----        ----
                                                 ----        ----        ----        ----        ----
  Including interest on deposits..........       1.51        1.44        1.31        1.24        1.26
                                                 ----        ----        ----        ----        ----
                                                 ----        ----        ----        ----        ----
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